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Exhibit 10(aw)

Magellan Health Services
Key Employee Retention Program

Program Objective:

        Retain the top percentage of people needed for successful completion of restructuring, resulting in emergence from bankruptcy.

Eligibility:

        An eligible employee (typically Director and Above) is defined as an employee meeting some or all of the following characteristics:

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  Possess skills, abilities or competencies that are crucial for restructuring success and not found elsewhere in Magellan or difficult to find outside of Magellan

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  Has positive and influential business relationships with customers that are critical for us to sustain during the restructure process.

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  Is in a role that is required for the duration of organizational transition, and would involve substantial investment in time or dollars to refill.

Retention Bonus Guidelines:

        Minimum bonus should be 10% of base. Maximum bonus should not exceed Incentive Plan funding level for each respective position.

Monetary Distribution:

        Retention bonuses will be paid out in two payments. One third of the total retention bonus will be paid 90 days after filing. The remaining two thirds of the total retention bonus will be paid 45 days post emergence from bankruptcy.

Program Implementation:

        A Retention Program Agreement will be put in place for each individual included in the Retention Bonus Program. This document will include a description of services/project support needed, detailed forfeiture penalties an employee may face if he/she does not complete the services or performance standards, and a confidentiality statement.

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  Exhibit 10(aw)
Magellan Health Services Key Employee Retention Program